EXHIBIT 99.1

CONTACT:
Terry Earley, CFO
Crescent Financial Bancshares, Inc.
Phone: (919) 659-9015
Email: tearley@CrescentStateBank.com

FOR IMMEDIATE RELEASE

Crescent Financial Bancshares, Inc. Announces Financial Results for Second Quarter of 2012 and Filing of Application to Acquire VantageSouth Bank

RALEIGH, N.C., July 30, 2012 – Crescent Financial Bancshares, Inc. (Nasdaq: CRFN) (hereinafter referred to as “Crescent Financial” or the “Company”), the parent company of Crescent State Bank and a subsidiary of Piedmont Community Bank Holdings, Inc. (“Piedmont”), today reported financial results for the second quarter and six months ended June 30, 2012. Crescent Financial also announced it has filed an application with its regulators to acquire VantageSouth Bank, which is currently 100% owned by Piedmont.

The second quarter and year-to-date performance summary for Crescent Financial is as follows:

•
Net income totaled $294 thousand in the six months ended June 30, 2012 compared to a net loss of $10.5 million in the predecessor six months ended June 30, 2011. The Company incurred a net loss of $414 thousand in the second quarter of 2012 compared to a net loss of $3.4 million in the predecessor second quarter of 2011.

•
After the preferred stock dividend, the Company incurred a net loss of ($0.02) per common share in the first six months of 2012 compared to a net loss of ($1.18) per common share in the first six months of 2011. The Company incurred a net loss of ($0.03) per common share in the second quarter of 2012 compared to a net loss of ($0.40) per common share in the predecessor second quarter of 2011.

•
Asset quality continued to improve as nonperforming assets decreased to 2.38% of total assets at June 30, 2012 from 2.53% of total assets at March 31, 2012 and 3.87% of total assets at December 31, 2011.

•	The Company originated $48 million of commercial and consumer loans in the second quarter of 2012 after $15 million of loan originations in the first quarter of 2012.

•
Net interest margin improved to 4.36% in the first six months of 2012 from 2.88% in the predecessor first six months of 2011. Net interest margin improved to 4.24% in the second quarter of 2012 from 2.95% in the predecessor second quarter of 2011.

•
Mortgage banking income improved to $1.3 million in the first six months of 2012 compared to $425 thousand in the predecessor first six months of 2011. Mortgage banking income improved to $689 thousand in the second quarter of 2012 from $259 thousand in the predecessor second quarter of 2011.

The Company also announced that it has filed an application with its regulators to merge VantageSouth Bank (“VantageSouth”), which is currently 100% owned by Piedmont, into Crescent State Bank. VantageSouth is headquartered in Burlington, North Carolina, and operates five branch offices located in Burlington (2), Fayetteville, and Salisbury (2), North Carolina. At June 30, 2012, VantageSouth had approximately $248 million in total assets, and its net income totaled $752 thousand in the second quarter of 2012. Pro forma net income for the combination of Crescent Financial and VantageSouth totaled $338 thousand in the second quarter of 2012. Crescent Financial’s board of directors has established an independent special committee to evaluate, negotiate, and make a recommendation to the board regarding the proposed merger. The completion of the merger is subject to, among other things, a favorable recommendation by the special committee and all required regulatory and shareholder approvals.1

“In the second quarter of 2012, Crescent Financial significantly increased loan origination volume and improved mortgage income by leveraging its strong team and sound underwriting process,” stated Scott Custer, President and CEO of the Company and Piedmont. Mr. Custer continued, “Since Piedmont’s investment, we have aggressively resolved legacy problem assets and are in the process of replacing them with high quality loans that we believe will provide stable revenue growth over time. We also look forward to Crescent Financial’s proposed acquisition of VantageSouth, which we believe will create operating efficiencies for the combined institution and will provide Crescent Financial with new markets, first-class teammates, an established SBA lending program, and other exciting opportunities.”

Net Interest Income

Net interest income in the second quarter of 2012 totaled $7.4 million compared to net interest income of $6.3 million in the predecessor second quarter of 2011. Net interest margin increased from 2.95% in the second quarter of 2011 to 4.24% in the second quarter of 2012. This significant margin improvement was primarily due to a decline in funding costs as the average rate on total interest-bearing liabilities fell from 2.24% in the second quarter of 2011 to 0.97% in the second quarter of 2012. Yield on earning assets increased from 4.97% in the second quarter of 2011 to 5.05% in the second quarter of 2012.

Average earning assets totaled $705.9 million in the second quarter of 2012, which was a decline from $897.9 million in the second quarter of 2011. The decline in average earning assets was due to balance sheet restructuring late in 2011, purchase accounting fair value adjustments, continued resolution of problem assets, and a change in the Company’s business model which has shifted the loan portfolio mix away from construction and speculative land loans toward commercial loans for operating businesses.

On a year-to-date basis, net interest income in the first six months of 2012 totaled $15.3 million compared to net interest income of $12.4 million in the predecessor first six months of 2011. Net interest margin increased from 2.88% in the first six months of 2011 to 4.36% in the first six months of 2012.

Year-to-date accretion of the discount on purchased non-impaired loans added $371 thousand to net interest income in the first six months of 2012 and increased earning asset yields by 0.11%. Additionally, the Company recorded $765 thousand of income in the first six months of 2012 related to recovery payments in excess of carrying value on certain purchased credit-impaired loans not grouped in pools. These loan recoveries benefited earning asset yields by 0.22%. Net amortization of purchase accounting fair value adjustments on interest-bearing liabilities increased net interest income by $1.7 million in the first six months of 2012 and lowered the cost of interest-bearing liabilities by 0.56%. The remaining decline in the cost of interest-bearing liabilities not attributable to amortization of fair value adjustments was due to the repricing and change in mix of deposits to favor low-cost, core deposits.

___________________________________
1 VantageSouth’s common stock is not registered under the Exchange Act and, as a result, VantageSouth does not file securities reports with the SEC. However, additional financial and regulatory information is available in Reports of Condition and Income (“Call Reports”) filed by VantageSouth with the FDIC, which are publicly accessible at http://www.fdic.gov. Such reports are not incorporated by reference in this release or in the accompanying Form 8-K.

Provision for Loan Losses and Asset Quality

Provision for loan losses in the second quarter of 2012 totaled $2.0 million compared to provision of $3.0 million in the predecessor second quarter of 2011. The loan loss provision in the first six months of 2012 totaled $2.8 million compared to provision of $10.1 million in the predecessor first six months of 2011. The allowance for loan losses and related provision are calculated for loans originated subsequent to Piedmont’s investment in the Company (or “New Loans”), purchased non-impaired loans, and purchased credit-impaired loans.

The following table summarizes the changes in allowance for loan losses for each loan category in the three month and six month periods ended June 30, 2012:

(Dollars in thousands)	New Loans	Purchased Non-Impaired	Purchased Credit-Impaired	Total

Three Months Ended:
Balance at March 31, 2012	$366	$371	$–	$737

Net charge-offs	–	(592)	–	(592)
Provision for loan losses	341	855	772	1,968

Balance at June 30, 2012	$707	$634	$772	$2,113

Six Months Ended:
Balance at December 31, 2011	$227	$–	$–	$227

Net charge-offs	–	(886)	–	(886)
Provision for loan losses	480	1,520	772	2,772

Balance at June 30, 2012	$707	$634	$772	$2,113

The allowance for loan losses of $707 thousand on new loans at June 30, 2012 represents 1.00% of related outstanding balances. There were no impaired or past due new loans at June 30, 2012 or December 31, 2011. Although purchased non-impaired loans were adjusted to fair value at acquisition, the Company records charge-offs for losses in excess of fair value adjustments and provides reserves for deterioration in credit quality on these loans. All revolving loans were classified as purchased non-impaired at acquisition and a majority of the charge-offs and provision relate to acquired revolving home equity lines.

Loans acquired with evidence of credit deterioration since origination are accounted for as purchased credit-impaired loans. Subsequent to acquisition of these loans, estimates of cash flows expected to be collected are updated each reporting period based on assumptions regarding default rates, loss severities, and other factors that reflect current market conditions. If the Company has probable decreases in cash flows expected to be collected (other than due to decreases in interest rates), the provision for loan losses is charged, resulting in an increase to the allowance for loan losses. If there are probable and significant increases in cash flows expected to be collected, the Company will first reverse any previously established allowance for loan losses and then increase interest income as a prospective yield adjustment over the remaining life of the loans.

Results of the Company’s second quarter cash flow re-estimation are summarized as follows:

(Dollars in thousands)	Impairment	Cash Flow Improvement	New Yield	Previous Yield

Loan pools with cash flow improvement	$–	$1,687	6.67%	5.96%
Loan pools with impairment	772	–	5.34%	5.34%
Total	$772	$1,687	6.49%	5.88%

The second quarter cash flow re-estimation indicated net improved cash flows on purchased credit-impaired loans of $915 thousand. The $1.7 million of cash flow improvement on related loan pools will be recorded as additional interest income as a prospective yield adjustment over the remaining life of the loans. The $772 thousand impairment was recorded to the provision for loan losses in the second quarter. The pool-level impairment and cash flow improvement were calculated as the difference between the pool-level recorded investment and the net present value of estimated cash flows at the time of the cash flow re-estimation.

Nonperforming loans as a percentage of total loans held for investment totaled 2.90% at June 30, 2012, which was a decline from 2.99% as of March 31, 2012 and 4.14% at December 31, 2011. Total nonperforming assets (which include nonaccrual loans, loans past due 90 days or more and still accruing, other real estate owned and repossessed loan collateral) as a percentage of total assets at June 30, 2012 totaled 2.38%, which was a decline from 2.53% at March 31, 2012 and 3.87% at December 31, 2011.

Non-Interest Income

Non-interest income in the second quarter of 2012 totaled $1.7 million compared to $1.1 million in the predecessor second quarter of 2011. The primary reason for this increase is due to growth in the Company’s mortgage lending business. Total mortgage banking income increased from $259 thousand in the second quarter of 2011 to $689 thousand in the second quarter of 2012. The Company restructured its mortgage lending business following Piedmont’s investment, hired additional experienced mortgage lenders and continues to benefit from the improving housing market in the Raleigh area as well as the currently low interest rate environment.

Additionally, a $179 thousand impairment of a non-marketable equity security in the second quarter of 2011 reduced non-interest income in the prior year period. The Company incurred no securities impairment charges in the second quarter of 2012. Other non-interest income increased by $241 thousand primarily due to a benefit of $144 thousand from fair value adjustments on the Company’s interest rate swaps, which have been marked to fair value through earnings since Piedmont’s investment. The Company realized a gain on sale of securities available for sale of $189 thousand in the second quarter of 2011 compared to a loss on sale of securities of $27 thousand in the second quarter of 2012, which served to partially offset the improvement in non-interest income.

On a year-to-date basis, non-interest income in the first six months of 2012 totaled $3.3 million compared to $2.1 million in the predecessor first six months of 2011. The primary reason for this increase is the growth in the Company’s mortgage lending business. Total mortgage banking income increased from $425 thousand in the first six months of 2011 to $1.3 million in the first six months of 2012. Other non-interest income increased by $276 thousand primarily due to a benefit of $200 thousand from fair value adjustments on the Company’s interest rate swaps.

Non-Interest Expense

Non-interest expense in the second quarter of 2012 totaled $7.9 million compared with $7.8 million in the predecessor second quarter of 2011. Salaries and employee benefits increased by $877 thousand due to additions of commercial and mortgage bankers following Piedmont’s investment. Other non-interest expense increased by $380 thousand, which was primarily due to higher consulting and contract employee expenses. Also contributing to higher non-interest expense was a $141 thousand increase in occupancy and equipment expense.

Partially offsetting the increase in non-interest expense was a reduction of $203 thousand in federal deposit insurance premium expense primarily due to a lower assessed premium rate and a de-leveraged balance sheet that reduced the assessment base. The Company also reduced foreclosed asset losses by $1.1 million due to a significant reduction in the level of other real estate and foreclosed assets.

On a year-to-date basis, non-interest expense in the first six months of 2012 totaled $15.6 million compared with $14.9 million in the predecessor first six months of 2011. Salaries and employee benefits increased by $1.4 million partially due to a contract termination payment to a former executive and due to additions of commercial and mortgage bankers following Piedmont’s investment. Other non-interest expense increased by $597 thousand, which was primarily due to higher contract employee expenses. Also contributing to higher non-interest expense was a $100 thousand increase in occupancy and equipment expense and a $152 thousand increase in data processing expense.

Partially offsetting the increase in year-to-date non-interest expense was a reduction of $307 thousand in federal deposit insurance premium expense primarily due to a lower assessed premium rate and a de-leveraged balance sheet that reduced the assessment base. The Company also reduced foreclosed asset losses by $1.3 million due to a significant reduction in the level of other real estate and foreclosed assets.

Income Taxes

The Company’s income tax benefit in the second quarter of 2012 totaled $340 thousand, which represented a 45% effective tax rate on pre-tax losses. This effective tax rate was determined by the Company’s statutory income tax rate adjusted for non-taxable municipal investment income and earnings on bank owned life insurance. The Company did not record any tax benefit associated with the pre-tax loss in the predecessor second quarter of 2011. The valuation allowance on deferred tax assets was increased in the second quarter of 2011 to reflect a full reserve on the tax benefit generated by losses in that quarter.

Because of the improvement in the Company’s earnings prospects following Piedmont’s investment and based on an analysis of positive and negative evidence related to its deferred tax assets, the Company determined that there was sufficient positive evidence to indicate that it would likely realize the full value of its deferred tax assets over time and therefore established no valuation allowance on its deferred tax assets at June 30, 2012.

Linked Quarter Comparison

Net interest income in the second quarter of 2012 totaled $7.4 million compared to net interest income of $7.9 million in the predecessor first quarter of 2012. Net interest margin decreased from 4.46% in the first quarter to 4.24% in the second quarter. The linked quarter decrease in margin and net interest income was due to a decline in average loan balances, a decline in accretion income on purchased non-impaired loans, and a decline in recovery payments on certain purchased credit-impaired loans. These decreases in income were partially offset by improved yields on certain purchased-credit impaired loan pools following the second quarter re-estimation.

Average loan balances declined from $541.4 million in the first quarter of 2012 to $510.7 million in the second quarter of 2012. This decline was a result of the Company’s continued efforts to resolve problem assets and to change the portfolio mix. Accretion of the discount on purchased non-impaired loans and the related benefit to net interest income decreased by $389 thousand from the first quarter to the second quarter. Additionally, income related to recovery payments in excess of carrying value on certain purchased credit-impaired loans not grouped in pools decreased from $563 thousand in the first quarter to $202 thousand in the second quarter.

Provision for loan losses in the second quarter of 2012 totaled $2.0 million compared to provision of $804 thousand in the first quarter of 2012. The increase in provision was related to a $202 thousand increase in provision for new loans, a $190 thousand increase in provision for purchased non-impaired loans, and a $772 thousand increase in provision for purchased credit-impaired loans. The provision (or impairment) on purchased credit-impaired loans in the second quarter was based on the quarterly cash flow re-estimation while the Company’s evaluation of estimated cash flows in the first quarter indicated that no impairment was necessary.

Non-interest income in the second quarter of 2012 totaled $1.7 million compared to $1.6 million in the first quarter of 2012. This increase was primarily due to other non-interest income, which increased by $225 thousand on a linked quarter basis, and was partially offset by a decrease in income from sales of available for sale securities, which declined from a $192 thousand gain in the first quarter to a $27 thousand loss in the second quarter. The increase in other non-interest income was primarily due to higher favorable fair value adjustments on the Company’s interest rate swaps, which have been marked to fair value through earnings since Piedmont’s investment.

Non-interest expense in the second quarter of 2012 totaled $7.9 million compared to $7.7 million in the first quarter of 2012. This increase was primarily due to a $192 thousand increase in salaries and employee benefits and a $150 thousand increase in occupancy and equipment partially offset by a linked quarter decline of $171 thousand in FDIC insurance premiums.

The income tax benefit of $340 thousand in the second quarter of 2012 and income tax expense of $354 thousand in the first quarter of 2012 were based on pre-tax loss and income in the respective quarters adjusted for non-taxable income such as municipal investment income and earnings on bank owned life insurance.

Piedmont Investment

On November 18, 2011, the Company completed the issuance and sale of 18,750,000 shares of its common stock to Piedmont for $75.0 million in cash. As part of its investment, Piedmont also made a tender offer to the Company’s stockholders commencing on November 8, 2011 to purchase up to 67% of the Company's outstanding common stock at a price of $4.75 per share (“Tender Offer”). Pursuant to the Tender Offer, Piedmont purchased 6,128,423 shares of the Company's common stock for $29.1 million. As a result of Piedmont’s initial investment and the Tender Offer, Piedmont owns approximately 88% of the Company's outstanding common stock.

Because of the level of Piedmont’s ownership and control, the Company has applied push-down accounting. Accordingly, the Company’s assets and liabilities were adjusted to estimated fair value at the acquisition date, and the allowance for loan losses was eliminated. The Company is currently within the one-year measurement period with respect to the acquisition date, and thus, future material adjustments to these purchase accounting fair value adjustments are possible.

In the first six months of 2012, the Company increased goodwill by $2.1 million as a result of adjustments to refine the Company's acquisition date estimate of market rent on two branch leases, adjustments to refine the valuation of certain other real estate owned, and adjustments to refine acquisition date cash flow estimates and the related valuation of certain loans. Balances and activity in the Company’s consolidated financial statements prior to Piedmont’s investment have been labeled with “Predecessor Company” while balances and activity subsequent to Piedmont’s investment have been labeled with “Successor Company.”

****

Crescent State Bank is a state chartered bank operating fifteen banking offices in Cary (2), Apex, Clayton, Holly Springs, Southern Pines, Pinehurst, Sanford, Garner, Raleigh (3), Wilmington (2) and Knightdale, North Carolina. Crescent Financial Bancshares, Inc. stock can be found on the NASDAQ Global Market trading under the symbol CRFN. Investors can access additional corporate information, product descriptions and online services through the Bank’s website at http://www.crescentstatebank.com.

Forward-looking Statements

Information in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, risks associated with the ownership by Piedmont of a majority of the company’s voting power, including interests of Piedmont differing from other stockholders or any change in management, strategic direction, business plan, or operations, the Company’s new management’s ability to successfully integrate into the Company’s business and execute its business plan, local economic conditions affecting retail and commercial real estate, disruptions in the credit markets, changes in interest rates, adverse developments in the real estate market affecting the value and marketability of collateral securing loans made by the Bank, the failure of assumptions underlying loan loss and other reserves, competition and the risk of new and changing regulation. Additional factors that could cause actual results to differ materially are discussed in the Company’s filings with the Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. The forward-looking statements in this press release speak only as of the date of the press release, and the Company does not assume any obligation to update such forward-looking statements.

Disclaimer

This press release is not a solicitation of a proxy, an offer to purchase nor a solicitation of an offer to sell shares of the Company, and it is not a substitute for any proxy statement or other filings that may be made with the Securities and Exchange Commission (the “SEC”). If such documents are filed with the SEC, investors will be urged to thoroughly review and consider them because they will contain important information, including risk factors. Any such documents, once filed, would be available free of charge at the SEC’s website (www.sec.gov) and from the Company.

INCOME STATEMENTS (unaudited)
(Dollars in thousands except per share data; prior quarters' information may have been reclassified)
	Successor Company			Predecessor Company
			For the Period	For the Period
	For the Three Month Period		November 19	October 1	For the Three Month Period
	Ended		through	through	Ended
	June 30,	March 31,	December 31,	November 18,	September 30,	June 30,
	2012	2012	2011	2011	2011	2011

INTEREST INCOME
Loans	$7,849	$8,335	$4,252	$4,439	$9,030	$9,022
Investment securities available for sale	931	963	313	874	1,836	1,825
Fed funds sold and other interest-earning deposits	26	12	45	7	18	28
Total interest income	8,806	9,310	4,610	5,320	10,884	10,875

INTEREST EXPENSE
Deposits	1,125	1,124	617	1,315	2,719	3,131
Short-term borrowings	1	2	18	21	21	21
Long-term debt	287	276	624	718	1,387	1,377
Total interest expense	1,413	1,402	1,259	2,054	4,127	4,529

Net interest income	7,393	7,908	3,351	3,266	6,757	6,346
Provision for loan losses	1,968	804	227	2,207	4,452	3,035
Net interest income after provision for loan losses	5,425	7,104	3,124	1,059	2,305	3,311

Non-interest income
Mortgage banking income	689	656	169	341	475	259
Service charges and fees on deposit accounts	443	447	217	242	470	457
Earnings on bank owned life insurance	203	204	103	112	215	216
Gain (loss) on sale of available for sale securities	(27)	192	(55)	3,642	57	189
Impairment of marketable equity securities	-	-	-	-	(48)	-
Impairment of nonmarketable equity securities	-	-	-	-	179	(179)
Other	375	150	50	174	96	134
Total non-interest income	1,683	1,649	484	4,511	1,444	1,076

Non-interest expense
Salaries and employee benefits	4,014	3,822	2,399	3,163	3,140	3,137
Occupancy and equipment	1,121	971	436	529	968	980
Data processing	503	519	241	241	447	449
FDIC insurance premiums	174	345	141	191	292	377
Net loss (gain) on foreclosed assets	63	(58)	(9)	(74)	291	1,187
Other loan related expense	365	496	231	373	378	460
Other	1,622	1,596	837	1,175	1,237	1,242
Total non-interest expense	7,862	7,691	4,276	5,597	6,753	7,832

Income (loss) before income taxes	(754)	1,062	(668)	(27)	(3,004)	(3,445)
Income taxes	(340)	354	(520)	-	-	-

Net income (loss)	(414)	708	(148)	(27)	(3,004)	(3,445)
Effective dividend on preferred stock	373	384	182	233	442	437
Net income (loss) attributable common stockholders	$(787)	$324	$(330)	$(260)	$(3,446)	$(3,882)

NET INCOME (LOSS) PER COMMON SHARE
Basic	$(0.03)	$0.01	$(0.01)	$(0.03)	$(0.36)	$(0.40)
Diluted	$(0.03)	$0.01	$(0.01)	$(0.03)	$(0.36)	$(0.40)

COMMON SHARE DATA

Book value per common share	$4.16	$4.24	$4.17	$4.16	$4.48	$4.74
Tangible book value per common share	$3.30	$3.39	$3.39	$4.10	$4.41	$4.67
Ending shares outstanding	28,385,308	28,360,196	28,412,059	9,662,059	9,662,059	9,664,059
Weighted average common shares outstanding - basic	28,361,060	28,360,196	28,353,053	9,587,324	9,587,324	9,586,390
Weighted average common shares outstanding - diluted	28,361,060	28,385,439	28,353,053	9,587,324	9,587,324	9,586,390

PERFORMANCE RATIOS (annualized)

Return on average assets	-0.20%	0.35%	-0.13%	-0.02%	-1.32%	-1.47%
Return on average equity	-1.15%	1.99%	-0.85%	-0.31%	-17.59%	-19.21%
Tax equivalent yield on earning assets	5.05%	5.25%	4.45%	4.95%	5.05%	4.97%
Cost of interest-bearing liabilities	0.97%	0.95%	1.41%	2.04%	2.10%	2.24%
Tax equivalent net interest margin	4.24%	4.46%	3.24%	3.09%	3.17%	2.95%
Efficiency ratio	86.62%	80.48%	111.50%	71.97%	82.34%	105.52%
Net loan charge-offs	0.47%	0.22%	0.00%	2.74%	2.64%	2.62%

INCOME STATEMENTS (unaudited)
(Dollars in thousands except per share data; prior years' information may have been reclassified)

	Successor Company	Predecessor Company
	For the Six Month Period Ended	For the Six Month Period Ended
	June 30,	June 30,
	2012	2011

INTEREST INCOME
Loans	$16,184	$18,100
Investment securities available for sale	1,894	3,488
Fed funds sold and other interest-earning deposits	38	57
Total interest income	18,116	21,645

INTEREST EXPENSE
Deposits	2,249	6,480
Short-term borrowings	3	36
Long-term debt	563	2,747
Total interest expense	2,815	9,263

Net interest income	15,301	12,382
Provision for loan losses	2,772	10,059
Net interest income after provision for loan losses	12,529	2,323

Non-interest income
Mortgage banking income	1,345	425
Service charges and fees on deposit accounts	890	904
Earnings on bank owned life insurance	407	429
Gain on sale of available for sale securities	165	290
Impairment of nonmarketable equity securities	-	(179)
Other	525	249
Total non-interest income	3,332	2,118

Non-interest expense
Salaries and employee benefits	7,836	6,484
Occupancy and equipment	2,092	1,992
Data processing	1,022	870
FDIC deposit insurance premium	519	826
Net loss on foreclosed assets	5	1,345
Other loan related expense	861	794
Other	3,218	2,621
Total non-interest expense	15,553	14,932

Income (loss) before income taxes	308	(10,491)
Income taxes	14	-

Net income (loss)	294	(10,491)
Effective dividend on preferred stock	757	865
Net loss attributable to common stockholders	$(463)	$(11,356)

NET INCOME (LOSS) PER COMMON SHARE
Basic	$(0.02)	$(1.18)
Diluted	$(0.02)	$(1.18)

Weighted average common shares outstanding - basic	28,360,628	9,583,904
Weighted average common shares outstanding - diluted	28,360,628	9,583,904

PERFORMANCE RATIOS (annualized)

Return on average assets	0.07%	-2.21%
Return on average equity	0.41%	-28.02%
Tax equivalent yield on earning assets	5.15%	4.95%
Cost of interest-bearing liabilities	0.96%	2.29%
Tax equivalent net interest margin	4.36%	2.88%
Efficiency ratio	83.47%	102.98%
Net loan charge-offs	0.34%	2.60%

CONSOLIDATED BALANCE SHEETS (unaudited)
(Dollars in thousands)

	Successor Company			Predecessor Company
	June 30,	March 31,	December 31,	September 30,	June 30,
	2012	2012	2011 (a)	2011	2011
ASSETS
Cash and due from banks	$13,695	$12,027	$8,844	$9,551	$8,594
Interest-earning deposits with banks	1,144	2,120	1,773	1,187	1,143
Federal funds sold	40,775	42,925	14,745	20,780	41,415
Investment securities available for sale	151,430	144,944	143,504	216,932	200,922
Mortgage loans held for sale	3,226	3,317	3,841	2,821	1,949
Loans held for investment	508,284	515,761	552,877	615,980	636,408
Allowance for loan losses	(2,113)	(737)	(227)	(22,601)	(22,319)
Net Loans	506,171	515,024	552,650	593,379	614,089

Federal Home Loan Bank stock	2,931	8,669	8,669	9,156	9,606
Premises and equipment, net	10,623	10,619	10,286	10,988	11,208
Bank owned life insurance	19,620	19,441	19,261	19,068	18,873
Foreclosed assets	4,743	5,497	9,422	13,643	13,491
Deferred tax asset, net	30,673	29,691	30,191	11,564	11,684
Goodwill	22,131	21,816	20,015	-	-
Other intangibles, net	2,100	2,165	2,230	593	626
Other assets	10,243	7,373	9,072	6,299	13,316

Total Assets	$819,505	$825,628	$834,503	$915,961	$946,916

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits
Demand	$77,650	$75,320	$91,215	$70,739	$67,616
Savings	41,008	42,613	46,840	50,130	55,038
Money market and NOW	262,532	251,433	226,584	226,868	228,102
Time	278,318	289,463	309,780	338,437	363,818
Total Deposits	659,508	658,829	674,419	686,174	714,574

Short-term borrowings	-	5,000	-	5,000	5,000
Long-term debt	12,288	12,251	12,216	152,748	152,748
Accrued expenses and other liabilities	5,145	4,931	4,809	5,057	5,175

Total Liabilities	676,941	681,011	691,444	848,979	877,497
STOCKHOLDERS’ EQUITY
Preferred stock	24,544	24,489	24,442	23,741	23,614
Common stock	28	28	28	9,662	9,664
Common stock warrant	1,325	1,325	1,325	2,367	2,367
Additional paid-in capital	117,453	117,445	117,434	74,736	74,700
Retained earnings (accumulated deficit)	(1,968)	480	(181)	(46,776)	(43,643)
Accumulated other comprehensive income	1,182	850	11	3,252	2,717

Total Stockholders' Equity	142,564	144,617	143,059	66,982	69,419

Total Liabilities and Stockholders' Equity	$819,505	$825,628	$834,503	$915,961	$946,916

( a ) Derived from audited consolidated financial statements.

CAPITAL RATIOS

Tangible equity to tangible assets	14.88%	15.05%	14.87%	7.25%	7.27%
Tangible common equity to tangible assets	11.79%	11.99%	11.86%	4.66%	4.77%
Tier 1 leverage ratio	12.36%	12.72%	10.68%	7.25%	7.52%
Tier 1 risk-based capital ratio	14.59%	15.66%	14.26%	9.39%	9.64%
Total risk-based capital ratio	15.98%	16.87%	15.27%	11.71%	11.92%

ASSET QUALITY DATA

Nonperforming loans	$14,762	$15,423	$22,888	$43,115	$39,105
Foreclosed assets	4,743	5,497	9,422	13,643	13,491
Total nonperforming assets	$19,505	$20,920	$32,310	$56,758	$52,596

Allowance for loan losses to loans	0.42%	0.14%	0.04%	3.67%	3.51%
Nonperforming loans to total loans	2.90%	2.99%	4.14%	7.00%	6.14%
Nonperforming assets to total assets	2.38%	2.53%	3.87%	6.20%	5.55%
Restructured not included in categories above	$-	$-	$-	$10,602	$7,221

AVERAGE BALANCES, INTEREST AND YIELDS/COSTS (in thousands)

	Successor Company								Predecessor Company
	For the Three Months Ended June 30, 2012				For the Three Months Ended March 31, 2012				For the Three Months Ended June 30, 2011
	Average		Average		Average		Average		Average		Average
	Balance	Interest	Yield/Cost		Balance	Interest	Yield/Cost		Balance	Interest	Yield/Cost

Interest-earnings assets
Loans	$510,749	$7,849	6.18%		$541,361	$8,335	6.19%		$643,774	$9,022	5.62%
Investment securities	148,280	931	2.70	% *	152,811	963	2.71	% *	204,459	1,825	4.07	% *
Fed funds and other interest-earning	46,896	26	0.22%		24,457	12	0.20%		49,642	28	0.23%
Total interest-earning assets	705,925	8,806	5.05	% *	718,629	9,310	5.25	% *	897,875	10,875	4.97	% *
Noninterest-earning assets	114,153				101,449				53,582
Total assets	$812,771				$820,078				$951,457

Interest-bearing liabilities
Interest-bearing NOW	$119,234	144	0.49%		$142,452	237	0.67%		$151,948	686	1.81%
Money market and savings	169,392	306	0.73%		132,648	206	0.62%		132,430	268	0.81%
Time deposits	285,436	675	0.95%		299,895	681	0.91%		368,987	2,177	2.37%
Short-term borrowings	1,389	1	0.17%		3,648	2	0.17%		5,000	21	1.66%
Long-term debt	12,269	287	9.41%		12,238	276	9.07%		152,748	1,377	3.57%
Total interest-bearing liabilities	587,720	1,413	0.97%		590,881	1,402	0.95%		811,113	4,529	2.24%
Non-interest bearing deposits	75,363				79,933				63,025
Other liabilities	4,729				4,663				4,551
Total liabilities	667,812				675,477				878,689
Stockholders' equity	144,959				144,601				72,768
Total liabilities and stockholders' equity	$812,771				$820,078				$951,457

Net interest income		$7,393				$7,908				$6,346
Interest rate spread			4.08%				4.30%				2.73%
Tax equivalent net interest-margin			4.24%				4.46%				2.95%

Percentage of average interest-earning assets
to average interest-bearing liabilities			120.11%				121.62%				110.70%

*Shown as a tax equivalent yield
	Successor Company				Predecessor Company
	For the Six Months Ended June 30, 2012				For the Six Months Ended June 30, 2011
	Average		Average		Average		Average
	Balance	Interest	Yield/Cost		Balance	Interest	Yield/Cost

Interest-earnings assets
Loans	$527,383	$16,184	6.17%		$655,896	$18,100	5.56%
Investment securities	150,531	1,894	2.71	% *	197,362	3,488	4.07	% *
Fed funds and other interest-earning	34,328	38	0.22%		49,549	57	0.23%
Total interest-earning assets	712,242	18,116	5.15	% *	902,807	21,645	4.95	% *
Noninterest-earning assets	104,182				54,939
Total assets	$816,424				$957,746

Interest-bearing liabilities
Interest-bearing NOW	$130,835	381	0.59%		$151,193	1,445	1.93%
Money market and savings	151,012	512	0.68%		132,963	584	0.89%
Time deposits	292,667	1,356	0.93%		374,402	4,451	2.40%
Short-term borrowings	2,511	2	0.17%		4,320	36	1.70%
Long-term debt	12,263	564	9.25%		153,853	2,747	3.55%
Total interest-bearing liabilities	589,288	2,815	0.96%		816,731	9,263	2.29%
Non-interest bearing deposits	77,643				61,066
Other liabilities	4,713				4,449
Total liabilities	671,644				882,246
Stockholders' equity	144,780				75,500
Total liabilities and stockholders' equity	$816,424				$957,746

Net interest income		$15,301				$12,382
Interest rate spread			4.19%				2.66%
Tax equivalent net interest-margin			4.36%				2.88%

Percentage of average interest-earning assets
to average interest-bearing liabilities			120.86%				110.54%

*Shown as a tax equivalent yield